Exhibit 8.1

2001 ROSS AVENUE SUITE 900 DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

July 19, 2019

Ascent Capital Group, Inc.
5251 DTC Parkway, Suite 1000
Greenwood Village, CO 80111

Ladies and Gentlemen:

We have acted as counsel to Ascent Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the transactions described in the Agreement and Plan of Merger dated as of May 24, 2019 (the “Merger Agreement”), by and between Monitronics International, Inc., a Texas corporation (“Monitronics”), and the Company.  Pursuant to the Merger Agreement, the Company shall merge with and into Monitronics (the “Merger”), with Monitronics continuing as the surviving corporation.  The terms of the Merger are described in the Merger Agreement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”), which forms a part of the Registration Statement on Form S-4, as amended (File No. 333-231771), of Monitronics (the “Registration Statement”) that is being filed with the Securities and Exchange Commission (the “SEC”) on even date herewith.  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In providing this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, statements, representations, and covenants contained in (i) that certain Restructuring Support Agreement, dated as of May 20, 2019 and amended on June 1, 2019 (the “RSA”), by and among Monitronics, certain subsidiaries of Monitronics party thereto, the Company, certain noteholders and term lenders of Monitronics and its subsidiaries, and the other parties thereto, (ii) the partial prepackaged plan of reorganization under Chapter 11 of title 11 of the United States Code (the “Plan”) as submitted to the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), (iii) the Registration Statement, including the Proxy Statement/Prospectus, (iv) all submissions to the SEC related to clause (iii), (v) the representation letter, dated the date hereof, delivered to us by Ascent (the “Ascent Representation Letter”), (vi) the representation letter, dated the date hereof, delivered to us by Monitronics (together with the Ascent Representation Letter, the “Representation Letters”), and (vii) such other documents and records, and information provided to us by the Company, as we have deemed necessary or appropriate as a basis for this opinion.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies, and the authenticity of the originals of such documents.

Ascent Capital Group, Inc.	- 2 -	July 19, 2019

As to certain facts material to this opinion (including the statements and representations set forth in the Representation Letters), we have assumed that such facts, statements and representations are true, correct, and complete as of the date hereof, and will continue to be true, correct, and complete, without regard to any qualification as to knowledge, belief, or otherwise.  We also have assumed that the Merger will be consummated in the manner described in the Registration Statement and the Merger Agreement and will be effective under applicable state law, that none of the terms and conditions in the Merger Agreement have been waived or modified in any respect and that the Plan has been approved by Bankruptcy Court in substantially the same form as submitted.  Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, statements, representations, and covenants set forth in the documents referred to above, including the Representation Letters.  Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the Merger Effective Time), could adversely affect our opinion.  For purposes of our opinion, we have not independently verified any of the facts, representations or covenants set forth in the Merger Agreement, the Registration Statement, the RSA, the Plan, the Representation Letters or any other document (other than verification as we have deemed necessary to fulfill our professional responsibilities as counsel).

We hereby confirm to you that the statements of U.S. federal income tax law, and the legal conclusions as to the application of U.S. federal income tax law, set forth in the Registration Statement in the section captioned “The Merger—Material U.S. Federal Income Tax Consequences” represent our opinion, subject to the limitations, qualifications and assumptions set forth therein and herein.

The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof.  There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.  Our opinion is expressed as of the date hereof, and we do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so.  Our opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court, and the conclusions expressed in our opinion could be challenged by the IRS and a court could sustain such challenge.  We express no opinion regarding the U.S. federal income tax consequences of any transaction other than as set forth in the Registration Statement in the section captioned “The Merger—Material U.S. Federal Income Tax Consequences,” and we express no opinion regarding any state, local, foreign, or other tax consequences or any U.S. federal tax consequences other than U.S. federal income tax consequences.

Ascent Capital Group, Inc.	- 3 -	July 19, 2019

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of the SEC thereunder.

Sincerely,

/s/ Baker Botts L.L.P.
Baker Botts L.L.P.